Exhibit 99.1
PRESS RELEASE
First Quarter 2019 Results
Accelerated uptake of our fixed-mobile converged "WIGO" and "YUGO" bundles in Q1 (+29,400) to just over 429,000 subscribers at March 31, 2019, representing our best result since Q1 2018.
Improved operational performance in Q1 2019, including 33,600 net mobile postpaid subscribers, driven by our revamped offers and the declining impact from the SFR customer migration.
A 16% yoy decrease in our accrued capital expenditures (excluding the recognition of football broadcasting rights) drove a robust 25% increase in our Operating Free Cash Flow to €188.9 million.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, May 2, 2019 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for three months ended March 31, 2019.

HIGHLIGHTS

■
Improved operational performance in Q1 2019, including a robust uptake of our fixed-mobile converged ("FMC") bundles and an accelerating net mobile postpaid subscriber trend, driven by our revamped product portfolio and attractive fixed-term promotions, partially offsetting higher churn in the acquired SFR footprint in Brussels as part of the customer migration strategy, which has been fully completed at the end of Q1 2019.

■	Accelerated net mobile postpaid subscriber growth in Q1 2019 (+33,600) driven by the aforementioned FMC uptake and the launch of unlimited mobile data plans under both our Telenet and BASE brands.

■
Q1 2019 revenue of €626.4 million, +1% yoy and reflecting a full quarter contribution from Nextel. On a rebased(1) basis, our top line remained broadly stable with a 1% decrease mainly as a result of lower interconnection revenue following a regulatory decrease of fixed termination rates and a mobile wholesale partner's transition from light to full MVNO. Our cable subscription revenue was up 1% yoy due to the favorable impact of the July 2018 price adjustments and continued growth in the small business segment.

■
Net profit of €14.7 million for Q1 2019, driven by the net effect of (i) the increase in Adjusted EBITDA(2), (ii) a €53.5 million non-cash foreign exchange loss on our USD-denominated debt and (iii) a €3.8 million non-cash gain on our derivatives.

■
Adjusted EBITDA of €320.3 million for Q1 2019, +4% yoy on a reported basis, including the aforementioned inorganic impact and the application of IFRS 16 as of January 1, 2019. On a rebased basis, our Adjusted EBITDA was broadly flat yoy. Lower direct costs and lower staff-related expenses were almost fully offset by higher sales and marketing expenses to fuel our new product propositions and higher costs related to outsourced labor and professional services following the transfer of our network field services operations to a joint venture. On a rebased basis, we succeeded in expanding our Adjusted EBITDA margin by 40 basis points yoy to 51.1%.

■
Accrued capital expenditures(3) of €172.7 million for Q1 2019, +10% yoy as Q1 2019 reflected the recognition of the UK Premier League broadcasting rights for the upcoming three seasons. Excluding this impact, our underlying accrued capital expenditures decreased 16% yoy and were around 21% of revenue in the quarter.

■	The substantial decline in our accrued capital expenditures (excluding the recognition of football broadcasting rights) drove a 25% yoy increase in our Operating Free Cash Flow(4) to €188.9 million.

■
Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €165.5 million, €102.3 million and €104.2 million, respectively, for Q1 2019. Adjusted Free Cash Flow(5) of €19.8 million for Q1 2019, reflecting seasonal patterns in our cash flow due to annual cash tax and semi-annual cash interest payments.

■
FY 2019 outlook reconfirmed following a good start in Q1 2019. Due to the loss of the MEDIALAAN MVNO contract and certain regulatory headwinds, we expect a more outspoken impact on both our rebased revenue and Adjusted EBITDA as of Q2 2019, in line with our FY 2019 outlook as presented mid-February.

■	Committed to deliver a 6.5-8.0% rebased Operating Free Cash Flow CAGR(a) over the 2018- 2021 period, with top line and Adjusted EBITDA declines in 2019 resulting from certain challenges and headwinds.

(a) A reconciliation of our Operating Free Cash Flow CAGR for 2018-2021 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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As of and for the three months ended March 31,	2019	2018	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	626.4	618.4	1%
Operating profit	151.9	110.4	38%
Net profit	14.7	29.7	(51)%
Net profit margin	2.3%	4.8%

Basic earnings per share	0.13	0.26	(50)%
Diluted earnings per share	0.13	0.26	(50)%

Adjusted EBITDA (2)	320.3	307.8	4%
Adjusted EBITDA margin %	51.1%	49.8%

Accrued capital expenditures (excluding the recognition of football broadcasting rights and mobile spectrum licenses) (3)	131.4	156.6	(16)%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights and mobile spectrum licenses)	21.0%	25.3%

Operating Free Cash Flow (4)	188.9	151.2	25%

Net cash from operating activities	165.5	191.3	(13)%
Net cash used in investing activities	(102.3)	(100.6)	2%
Net cash used in financing activities	(104.2)	(93.7)	11%
Adjusted Free Cash Flow (5)	19.8	83.0	(76)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	1,916,800	2,012,100	(5)%
Basic video (6)	191,400	233,100	(18)%
Enhanced video (7)	1,725,400	1,779,000	(3)%
Broadband internet (8)	1,658,100	1,676,200	(1)%
Fixed-line telephony (9)	1,243,200	1,298,200	(4)%
Mobile telephony (10)	2,704,800	2,649,400	2%
Postpaid	2,228,100	2,139,900	4%
Prepaid	476,700	509,500	(6)%

Triple-play customers	1,135,300	1,182,700	(4)%
Services per customer relationship (11)	2.29	2.29	—%
ARPU per customer relationship (€ / month) (11) (12)	57.3	54.9	4%

N.M. - Not Meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:
“In Q1 2019, we managed to improve our operational performance as we stepped up commercial activities and migrated all remaining former SFR subscribers to our fully upgraded network in Brussels. Our broadband net adds moved back into positive territory and both enhanced video and fixed-line telephony subscriber trends improved significantly, despite intense competition and continued promotional activity. Having fully migrated the SFR subscriber base at the end of the first quarter, we are confident to see a further improvement in our operational performance throughout the remainder of the year. Our fixed-mobile convergence subscriber base is again showing robust growth, with the net addition of over 29,000 fully converged customers, the best performance since Q1 2018. This resulted in around 20% of our customer relationships being subscribed to either a "WIGO" or "YUGO" bundle versus 15% a year earlier.
Thanks to the continued robust uptake of our FMC bundles and the upgraded standalone Telenet and BASE offers, we recorded strong operational performance in our mobile business as well with almost 33,600 net postpaid subscribers added in the quarter, around double the amount of two previous quarters.
We reconfirmed our leading position as connected entertainment provider by premiering the final Game of Thrones season. A special dedicated Game Of Thrones pop-up bar was launched in Antwerp, where fans can gather to enjoy the most recent episode of season 8. We also continue to focus on local content with the launch of “Grenslanders” and “Geub”, available exclusively in our “Play” and “Play More” entertainment packages. The “Play” and “Play More” subscriber base increased 9% yoy to almost 434,000 subscribers, underpinning the attractiveness of our content portfolio.
And to offer our customers an even better and more enriched entertainment experience, we just launched a fully new set-top box with voice control, cloud storage and both Netflix and YouTube integration. The set-top box comes with a new application and website. We are absolutely thrilled with this launch, as it is the most advanced high-tech TV device in Belgium, underpinning our focus of being at the forefront of innovation.
In Q1, we also made further progress with the modernization of both our fixed and mobile infrastructures. At March 31, 2019, we deployed around 432 new sites and upgraded 96% of our HFC nodes. The superior quality of our mobile network was confirmed by Testaankoop with the highest available download speeds compared to competition. And as the upgrade of our fixed network has almost been completed, we will be capable of offering 1 Gigabit download speeds in the near future.”

Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:
"With 2019 being a transition year, I am pleased to see that Telenet got off to a good start, fueled by strong commercial momentum. We achieved revenue of €626 million for the first three months of the year, up 1% compared the same quarter of last year, and mainly impacted by the May 31, 2018 Nextel acquisition, fully contributing to our Q1 2019 results and hence not yet included in our Q1 2018 results. On a rebased basis, our revenue decreased modestly by less than 1%, mainly as a result of lower interconnection revenue following a regulatory decrease of fixed termination rates and a mobile wholesale partner's transition from light to full MVNO. Our cable subscription revenue, which is one of our core metrics, was up 1% yoy as a result of the favorable impact of the July 2018 price adjustments and continued growth in the small business segment.
On a reported basis, our Adjusted EBITDA increased 4% yoy to €320 million in Q1 2019, reflecting the aforementioned inorganic impact and the application of the new IFRS 16 lease accounting standard as of January 1, 2019. On a rebased basis, our Adjusted EBITDA remained broadly flat yoy. A decrease in direct costs as a result of lower MVNO-related and interconnection expenses and lower staff-related expenses were almost fully offset by higher sales and marketing expenses, to fuel our new product propositions, and higher costs related to outsourced labor and professional services, following the transfer of our network field services operations to a joint venture. On a rebased basis, we managed to expand our underlying Adjusted EBITDA margin by 40 basis points to just over 51% in the quarter, driven by continued tight cost control. Due to the loss of the MEDIALAAN MVNO contract and certain regulatory headwinds, we expect a more outspoken impact on both our rebased revenue and Adjusted EBITDA as of Q2 2019, in line with our FY 2019 outlook as presented mid-February.
We succeeded in substantially reducing our investment intensity as compared to last year. Our accrued capital expenditures reached €173 million in Q1 2019 and reflected the recognition of the UK Premier League broadcasting rights, which we successfully renewed for another three seasons. Excluding this impact, our accrued capital expenditures decreased 16% yoy, equivalent to around 21% of revenue in the quarter. The substantial decline in our accrued capital expenditures drove a 25% yoy increase in our Operating Free Cash Flow to €189 million.

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In Q1, our Adjusted Free Cash Flow performance is generally softer compared to the rest of the year given our annual cash tax payment and the semi-annual settlement of cash interest and cash derivatives on some of our debt instruments. Our Adjusted Free Cash Flow reached €20 million in Q1 2019, including a €44 million contribution from our vendor financing program, which will be unwound throughout the remainder of the year. We remain confident in our ability to achieve a robust Adjusted Free Cash Flow of €380-400 million for the full year, in line with our FY 2019 outlook.
Last week, the Extraordinary Shareholders' Meeting (see 3.2 Subsequent events) approved the partial cancellation of our repurchased treasury shares, as a result of which our total share count got reduced by almost 1.9 million shares to a total of 115.8 million. In addition, shareholders granted us another five-year authorization to acquire our outstanding shares up to the maximum number as set forth in the applicable legislation. As a result, we will be able to fully complete the €300.0 million Share Repurchase Program 2018bis by the end of June 2019, as previously communicated. With that, we remain fully on track to deliver on our anticipated shareholder remuneration timeline, in absence of any material acquisitions and/or significant changes in our business or regulatory environment, as previously communicated."

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1    Operational highlights

IMPORTANT REPORTING CHANGES:

Representation of mobile postpaid telephony subscribers: We have represented the March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 mobile postpaid subscriber base following the removal of inactive "pay as you go subscribers". These subscribers do not pay a monthly subscription fee and are only being billed on their effective usage. As a result of the inactive status of certain SIM cards, we reduced both our mobile postpaid subscriber base and total mobile subscribers by 49,400, 58,800, 52,700 and 47,100, respectively for the periods mentioned above. This adjustment did not impact our mobile telephony revenue.
Representation of mobile telephony small and medium-sized ("SME") customers: As of April 1, 2018, mobile telephony SME subscribers are considered to be business customers and are no longer included in our mobile telephony subscriber count. For comparable reasons, we have restated our March 31, 2018 mobile telephony subscriber base by removing 127,300 mobile telephony SME subscribers.
Representation of cable RGUs: We have represented the March 31, 2018 and the June 30, 2018 RGUs for our video, enhanced video, broadband internet and fixed-line telephony services to correctly reflect the migrations of former SFR Belux subscribers to our Telenet-branded products and services. For comparable reasons, we have restated our Q1 2018 and Q2 2018 subscriber count.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
In Q1 2019 , we served 2,099,800 unique customer relationships, which represented approximately 63% of the 3,357,100 homes passed by our leading HFC network across our Flemish and Brussels footprint. In Q1 2019, we provided 4,818,100 fixed services ("RGUs") consisting of 1,916,800 video, 1,658,100 broadband internet and 1,243,200 fixed-line telephony subscriptions. In addition, approximately 90% of our video subscribers had upgraded to our higher ARPU enhanced video platform at March 31, 2019. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Yelo Play". In Q1 2019, we also served 2,704,800 mobile subscribers as compared to 2,649,400 at March 31, 2018. We reached a bundling rate of 2.29 RGUs per unique customer relationship at the end of Q1 2019, which was stable compared to the prior year period. At March 31, 2019, approximately 28% of our cable customers subscribed to a quadruple-play bundle (excluding mobile subscriptions under the BASE brand), an increase of 2 percentage points compared to the same period of last year, indicating continued uptake of our fixed-mobile convergence strategy.

As anticipated, the Q1 2019 net subscriber trend for our advanced fixed services of enhanced video, broadband internet and fixed-line telephony continued to be impacted by higher churn in the acquired SFR footprint in Brussels as part of the accelerated customer migration. Excluding this impact, the underlying net subscriber trend across our Telenet footprint would have been better and would have shown a sequential improvement relative to the third and fourth quarter of 2018 on the back of our attractive fixed-term promotions and improved all-in-one converged "WIGO" line-up. We provide further details in the different sections 1.2, 1.3 and 1.5. Having fully migrated the SFR subscriber base at the end of the first quarter, we are confident to see a further improvement in our operational performance throughout the remainder of the year.

Amidst a competitive market backdrop, net subscriber growth for our "WIGO" bundles in Q1 2019 remained fairly robust. All of our "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members. In early December last year, we substantially raised the mobile data limits for all "WIGO" subscriptions, without changing the subscription rates. In February 2019, we launched "YUGO", which includes a superfast broadband connection at home and on the go, unlimited mobile calls and a mobile data allowance to be shared among up to 2 SIM cards. It also offers a top notch entertainment experience through the "Yelo Play" app, including access to our premium entertainment "Play" package. At March 31, 2019, we reached a total of 429,100 fixed-mobile convergence customers ("WIGO" and "YUGO" combined), representing an improved net inflow of 29,400 subscribers in the quarter. This represented our best result since Q1 2018. As such, the

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penetration of fixed-mobile converged subscribers relative to the total number of customer relationships represented approximately 20% at the Q1 2019 quarter-end as compared to approximately 15% a year ago.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. In Q1 2019, we achieved an ARPU per customer relationship of €57.3, representing a solid 4% increase versus March 31, 2018. Growth in the ARPU per customer relationship was underpinned by a higher proportion of multiple-play subscribers in our overall customer mix and a larger share of enhanced video customers subscribing to our premium entertainment services, which was partially offset by competitive headwinds, larger bundle discounts and fixed-term promotions.

1.2    Broadband internet

In Q1 2019, we served 1,658,100 broadband internet subscribers, representing a modest 1% decrease from Q1 2018. Our Q1 2019 commercial performance was still impacted by higher churn in the acquired SFR footprint as part of the overall customer migration process. Despite the SFR migration impact, we managed to bring our broadband net additions back to slightly positive in the quarter, underpinned by continued traction in the business market and a promising uptake in the acquired SFR footprint. Annualized churn, including higher churn in the acquired Brussels footprint, decreased 150 basis points in Q1 2019 to 12.6% compared to Q4 2018. Our brand-wide "Go With The Good Flow" campaign, which we launched during the summer of 2018, has been very successful with over 400,000 WiFi boosters distributed at the end of Q1 2019. This already represents almost a quarter of our total broadband internet subscriber base in only nine months' time.

1.3    Fixed-line telephony

In Q1 2019, we served 1,243,200 fixed-line telephony subscribers, representing a 4% decrease compared to the same period of last year. Relative to Q4 2018, our fixed-line telephony subscriber base decreased by 12,900 net RGUs, which was driven by continued churn across the SFR Belux subscriber base as mentioned above, in addition to an overall declining market trend. Relative to the prior quarter, our annualized churn decreased 180 basis points in Q1 2019 to 14.8% as a result of the factors mentioned above.

1.4    Mobile telephony

Our mobile subscriber base, which excludes subscribers under our commercial wholesale partnerships and our SME customers, totaled 2,704,800 SIMs at the end of Q1 2019 , including 2,228,100 postpaid subscribers. The remaining 476,700 mobile subscribers are prepaid subscribers under the BASE brand. As mentioned before, we have represented our March 31, 2018 mobile postpaid subscriber base following the removal of inactive "pay as you subscribers". In early 2019, we revamped our mobile standalone offers, increasing data specs for both new and existing customers and introducing unlimited mobile data plans under the Telenet and BASE brand. As a result of these new product propositions and attractive fixed-term promotions, net mobile postpaid subscriber additions substantially accelerated in Q1 2019 as compared to preceding quarters, reaching a robust 33,600 for Q1 2019.

1.5    Video

TOTAL VIDEO
At March 31, 2019, our total basic and enhanced video customer base was 1,916,800. On a sequential basis, we lost 23,100 net video subscribers during Q1 2019, impacted by the aforementioned churn in the SFR Benelux footprint. The net loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their video service or having moved out of our service footprint.

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ENHANCED VIDEO
At March 31, 2019, 1,725,400 of our video customers had upgraded to our higher ARPU enhanced video services, so they can enjoy a much richer TV experience, including free and unrestricted access to our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. In Q1 2019, we lost 13,300 net enhanced video subscribers, impacted by continued churn in the SFR Benelux footprint as mentioned. Compared to Q3 and Q4 of last year, the net subscriber trend improved as was the case for our other advanced fixed services of broadband internet and fixed-line telephony.

Our subscription VOD packages "Play" and "Play More" reached 433,900 customers in Q1 2019 , up 9% compared to the prior year period. The solid growth was driven by our continued investments in promising local content both through co-productions with our co-owned commercial channels "VIER", "VIJF" and "ZES" as well as certain proprietary content. In December 2018, we extended and increased the size of our contract with the American channel HBO. As a result, we have been offering the full catalog of HBO top series as from early 2019. In early October 2018, we launched "Telenet TV", which provides access to all of our basic and premium entertainment offerings on all platforms across multiple devices in the home. Going forward, customers can connect to our television services through Google Chromecast or Apple TV, and we have commenced a user-friendly trial for our next-generation cloud-based set-top box platform, which we launched at the end of April. Mid-February, we launched our brand new "YUGO" offer, being the first television offer without a set-top box, combined with optimum connectivity.

We also provide the broadest sports offering within our footprint through "Play Sports", which combines domestic and foreign football, including the UK Premier League amongst others, with other major sport events including golf, ATP tennis, Formula One racing, volleyball, basketball and hockey. At the end of Q1 2019, we served 235,600 "Play Sports" customers, which remained stable compared to the prior year period and marked a slight improvement compared to Q4 2018.

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2    Financial highlights

2.1    Revenue

In Q1 2019, we generated revenue of €626.4 million, which was up 1% versus €618.4 million in the prior year period. Our Q1 2019 revenue included a full quarter contribution from the local ICT integrator Nextel (€13.9 million), which we acquired on May 31, 2018, and hence was not yet included in our Q1 2018 results. Our reported revenue movements included a 4% decrease in our other revenue, reflecting lower interconnection revenue following a regulatory decrease of fixed termination rates and a mobile wholesale partner's transition from light to full MVNO, which was only partially offset by a higher contribution from our commercial and regulated wholesale operations. Our cable subscription revenue, which includes the recurring video, broadband internet and fixed-line telephony revenue generated by our cable customers, grew nearly 1% in the quarter compared to the prior year period, driven by the favorable impact of the July 2018 price adjustments and continued growth in the small business segment. These positive revenue trends were somewhat offset by continued competitive and regulatory headwinds and lower usage-related revenue amidst the continued success of our upgraded flat-fee "WIGO" quad-play bundles, including higher mobile data allowances.

On a rebased basis, when adjusting our prior year period revenue for the inorganic acquisition impact, our Q1 2019 revenue remained broadly stable with a 1% decrease compared to the same quarter of 2018, largely reflecting the same drivers as mentioned above. Due to the loss of the MEDIALAAN MVNO contract and certain regulatory headwinds, we expect a more outspoken impact on our rebased revenue as of Q2 2019, in line with our FY 2019 outlook as presented mid-February.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. In Q1 2019, our video revenue amounted to €144.9 million, which was slightly down compared to €145.7 million for the prior year period. The modest year-on-year decline in our video revenue on both a reported and rebased basis was mainly driven by the continued gradual decline in our total video subscriber base, impacted by the migration of former SFR Belux subscribers, and slightly lower revenue from transactional VOD services, which was only partially offset by the benefit from the July 2018 price adjustment.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €161.2 million for Q1 2019 compared to €153.9 million for the prior year period. The 5% year-on-year growth on both a reported and rebased basis was driven by (i) continued traction in our "WIGO" propositions, (ii) a robust performance in the small business segment and (iii) the favorable impact from the aforementioned price adjustment, partially offset by an increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. In Q1 2019 , our fixed-line telephony revenue decreased 6% to €55.6 million compared to €59.3 million for the prior year period. The favorable impact from the aforementioned price adjustment was more than offset by (i) a continued gradual decline in our residential fixed-line telephony RGU base amidst a challenging market backdrop, (ii) lower usage-related revenue, reflecting an overall declining market trend, and (iii) a growing proportion of bundle discounts. The same factors contributed to an equivalent decrease in our rebased Q1 2019 fixed-line telephony revenue.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. In Q1 2019, we generated mobile telephony revenue of €107.2 million, representing a 3% year-on-year decrease on both a reported and rebased basis. Continued solid net postpaid subscriber growth was more

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than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and revamped BASE product portfolio, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) mobile telephony revenue generated by our SME customers, (iii) our carrier business and (iv) value-added services such as network hosting and managed data security. Our business services revenue also includes the revenue generated by the local ICT integrator Nextel, which we acquired on May 31, 2018. Revenue generated by our business customers on all coax-related products, such as our flagship bundle "WIGO Business", is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €52.5 million for Q1 2019, up 32% as compared to the prior year period, and mainly impacted by the aforementioned full quarter contribution from Nextel since the May 31, 2018 acquisition date. On a rebased basis, our B2B revenue showed a broadly stable performance in Q1 2019 compared the same period of last year.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers,
(ii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) product activation and installation fees and (v) set-top box sales revenue. Our other revenue reached €105.0 million for Q1 2019, down 4% year-on-year on both a reported and rebased basis, reflecting lower interconnection revenue following a regulatory decrease of fixed termination rates and a mobile wholesale partner's transition from light to full MVNO, which was only partially offset by a higher contribution from our commercial and regulated wholesale operations.

2.2    Expenses

In Q1 2019, we incurred total expenses of €474.5 million, representing a decrease of 7% compared to the prior year period when we incurred total expenses of €508.0 million. The negative impact of the full quarter consolidation of Nextel on our cost base in the quarter (€12.7 million) was almost fully offset by the application of the new IFRS 16 lease accounting standard, applicable as of January 1, 2019, and favorably impacting our cost base by €10.1 million in the quarter. The declining year-on-year trend in our total expenses on reported basis was mainly driven by substantially lower depreciation and amortization expenses as the vast majority of our both our fixed and mobile infrastructure improvement programs has now been completed. Total expenses represented approximately 76% of our revenue for Q1 2019 (Q1 2018: approximately 82%). Cost of services provided as a percentage of revenue represented approximately 55% for Q1 2019 (Q1 2018: approximately 62%), while selling, general and administrative expenses represented approximately 21% of our total revenue for Q1 2019 (Q1 2018: approximately 20%).

On a rebased basis, when adjusting our prior year period expenses for the inorganic acquisition impact and IFRS 16, we were able to reduce our total expenses for Q1 2019 by nearly 9% compared to the prior year period. This was predominantly driven by (i) a 17% decrease in depreciation and amortization expenses as mentioned above, (ii) an 8% reduction in our staff-related expenses, which reflected the transfer of our network field services to Unit-T as of Q3 2018 and (iii) a 4% decline in our direct costs as a result of lower MVNO-related and interconnection costs compared to Q1 2018. These elements were partially offset by (i) higher costs related to outsourced labor and professional services as a result of the aforementioned Unit-T transfer, (ii) a 6% increase in sales and marketing expenses to support the launch of our new product propositions and (iii) higher other indirect expenses.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €54.3 million for Q1 2019 compared to €53.5 million for Q1 2018. On a rebased basis, our network operating expenses increased 2% year-on-year. In Q3 2018, we completed the transfer of our network field services to Unit-T, in which we have taken a 30% shareholding. Through this joint venture, we will be able to share in the benefits of the growing market of field services in areas such as new digital technologies and the Internet-of-Things ("IoT"). This transaction results in higher network operating expenses and higher costs related to outsourced labor and professional fees, while at the same time favorably impacting our staff-related expenses as our field engineers and their related costs have been transferred to this new company.

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DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, including our MVNO-related costs, (ii) programming and copyrights and (iii) handset sales and subsidies. In Q1 2019, our direct costs were €126.6 million, broadly stable compared to the prior year period on a reported basis despite the aforementioned inorganic impacts. On a rebased basis, our direct costs showed a 4% year-on-year decrease driven by lower MVNO-related costs and lower interconnection costs relative to the prior year.

STAFF-RELATED EXPENSES
Staff-related expenses for Q1 2019 decreased 1% compared to the prior year period despite the aforementioned inorganic impacts and the negative cost impact of the wage indexation since January this year. On a rebased basis, staff-related expenses decreased 8% in the quarter relative to last year and reflected the aforementioned transfer of our network field services to Unit-T.

SALES AND MARKETING EXPENSES
Relative to last year, our sales and marketing expenses for Q1 2019 increased 6% to €23.5 million. On a rebased basis, our sales and marketing expenses in the quarter increased an equivalent 6% compared to the prior year period as a result of our latest marketing campaigns to support the launch of our new product propositions.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €9.0 million for Q1 2019, representing a 20% increase year-on-year and reflected the aforementioned transfer of our network field services to Unit-T. On a rebased basis, costs related to outsourced labor and professional services increased an equivalent 20% compared to the prior year period.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €28.2 million for Q1 2019, representing a 21% decrease compared to the prior year period, which is mainly attributable to aforementioned application of IFRS 16. On a rebased basis, other indirect expenses increased 5% year-on-year in the quarter.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND LOSS (GAIN) ON DISPOSAL OF SUBSIDIARIES
Depreciation and amortization, including impairment of long-lived assets, loss (gain) on disposal of subsidiaries and restructuring charges, reached €165.5 million for Q1 2019 compared to €193.2 million for Q1 2018. Relative to the prior year period, we incurred substantially lower depreciation and amortization expenses as the vast majority of our both our fixed and mobile infrastructure improvement programs has now been completed.

2.3    Net result

FINANCE INCOME AND EXPENSES
In Q1 2019, net finance expense totaled €115.0 million compared to €71.5 million in Q1 2018. The 61% year-on-year increase was mainly linked to the incurrence of a non-cash foreign exchange loss on our outstanding USD-denominated debt (versus a non-cash gain in Q1 2018), which was only partially offset by a modest non-cash gain on our derivatives (as opposed to a €58.2 million non-cash loss on derivatives in Q1 last year). Finance income in Q1 2019 represented €4.0 million and included a €3.8 million non-cash gain on our derivatives. Compared to Q1 2018, our finance income decreased 91% as our Q1 2018 result included a €42.6 million non-cash foreign exchange gain. Our net interest expense, foreign exchange loss and other finance expense increased 120% from €54.0 million in Q1 2018 to €119.0 million in Q1 2019 and mainly reflected a €53.5 million non-cash foreign exchange loss on our outstanding USD-denominated debt. Excluding the non-cash foreign exchange loss, the underlying trend in our accrued interest expense was up 22% year-on-year driven by a higher debt balance in connection with the October 2018 extraordinary dividend payment.

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INCOME TAXES
We recorded income tax expense of €21.2 million in Q1 2019 compared to €8.5 million in Q1 last year.

NET PROFIT
We realized a net profit of €14.7 million in Q1 2019 compared to a net profit of €29.7 million in the prior year period. The 51% decrease in our net profit was primarily driven by higher net finance expenses and higher income taxes in the quarter, offsetting a robust 38% year-on-year increase in our operating profit. In Q1 2019, we achieved a net profit margin of 2.3% compared to a net profit margin of 4.8% for the same period of last year.

2.4    Adjusted EBITDA

In Q1 2019, we realized Adjusted EBITDA of €320.3 million, up 4% compared to the prior year period when we produced Adjusted EBITDA of €307.8 million. Our Q1 2019 Adjusted EBITDA reflected the aforementioned application of IFRS 16 as of January 2019 and a full quarter contribution of Nextel, favorably impacting our Adjusted EBITDA by €10.1 million and €1.2 million, respectively. Our Adjusted EBITDA margin reached 51.1% for Q1 2019 compared to 49.8% for Q1 2018 on a reported basis.

On a rebased basis, our Adjusted EBITDA for Q1 2019 was broadly stable compared to the same period of last year. A decrease in direct costs as a result of lower MVNO-related and interconnection expenses and lower staff-related expenses were almost fully offset by higher sales and marketing expenses in the quarter, to fuel our new product propositions, and higher costs related to outsourced labor and professional services. On a rebased basis, we succeeded in expanding our underlying Adjusted EBITDA margin by 40 basis points in the quarter, driven by continued tight cost control. Due to the loss of the MEDIALAAN MVNO contract and certain regulatory headwinds, we expect a more outspoken impact on our rebased Adjusted EBITDA as of Q2 2019, in line with our FY 2019 outlook as presented mid-February.

Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2019	2018	Change %

Profit for the period	14.7	29.7	(51%)

Income tax expense	21.2	8.5	149%
Share of the result of equity accounted investees	1.0	0.7	43%
Net finance expense	115.0	71.5	61%
Depreciation, amortization, impairment and loss (gain) on disposal of subsidiaries	165.1	188.1	(12)%

EBITDA	317.0	298.5	6%

Share based compensation	2.5	3.2	(22)%
Operating charges related to acquisitions or divestitures	0.4	1.0	(60)%
Restructuring charges	0.4	5.1	(92)%

Adjusted EBITDA	320.3	307.8	4%
Adjusted EBITDA margin	51.1%	49.8%
Net profit margin	2.3%	4.8%

2.5    Capital expenditures

Accrued capital expenditures reached €172.7 million in Q1 2019, representing a 10% increase versus the prior year period, and included the recognition of the UK Premier League broadcasting rights for a period of three seasons. Under EU IFRS, these football broadcasting rights have been capitalized as an intangible asset and will be amortized as the seasons progress. Including the recognition of the aforementioned football broadcasting rights, our accrued capital expenditures represented approximately 28% of revenue in Q1 2019 versus approximately 25% for the same period of last year.

Excluding the recognition of the football broadcasting rights in both periods, our accrued capital expenditures decreased 16% year-on-year in Q1 2019 on the back of substantially lower network-related investments given the strong progress

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we have made to date in boosting the capabilities of both our fixed and mobile infrastructures. At March 31, 2019, we had modernized substantially all of our macro sites, had deployed 432 new sites and had upgraded around 96% of our HFC nodes within our footprint. As such, we succeeded in substantially completing the mobile network modernization and expect to be able to complete our "Grote Netwerf" project mid-2019. Excluding the recognition of the football broadcasting rights in both periods, our underlying accrued capital expenditures represented approximately 21% and 25% of our revenue, respectively, for Q1 2019 and Q1 2018.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines, amongst others, represented €34.1 million in Q1 2019. The 36% increase compared to the prior year period was mainly driven by our successful in-home connectivity campaigns focused on improving the indoor wireless experience for our customers and which includes the rental of WiFi powerline boosters. At the same time, we have started the roll-out of our next-generation cloud-based set-top boxes, which further puts us in the forefront of innovation and providing a top-notch entertainment experience to customers. In Q1 2019, capital expenditures related to customer premises equipment represented approximately 26% of our total accrued capital expenditures (excluding the recognition of the football broadcasting rights).

Accrued capital expenditures for network growth and upgrades amounted to €28.5 million in Q1 2019, marking a 53% decrease compared to the prior year period and predominantly reflecting the aforementioned progress in terms of network improvements. In Q1 2019, network-related capital expenditures represented approximately 22% of total accrued capital expenditures (excluding the recognition of the football broadcasting rights).

Capital expenditures for product and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €25.7 million in Q1 2019. This represents an 11% year-on-year decrease, reflecting the start of our IT upgrade program as of early 2018 and our continued focus on operational excellence. Capital expenditures for product and services represented approximately 20% of total accrued capital expenditures (excluding the recognition of the football broadcasting rights).

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and certain recurring investments in our IT platform and systems. These reached €84.4 million in Q1 2019, including the aforementioned recognition of the UK Premier League broadcasting rights, compared to €41.3 million in Q1 last year.

The above implies that approximately 68% of our accrued capital expenditures (excluding the recognition of the football broadcasting rights) in Q1 2019 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

2.6    Operating Free Cash Flow

In Q1 2019, the sum of our Adjusted EBITDA and accrued capital expenditures, excluding the recognition of football broadcasting rights, yielded an Operating Free Cash Flow of €188.9 million. Compared to Q1 2018, our Operating Free Cash Flow improved 25% and was mainly driven by a 16% reduction in our accrued capital expenditures (excluding the recognition of football broadcasting rights) and the aforementioned increase in our Adjusted EBITDA.

Exhibit 2: Reconciliation to Operating Free Cash Flow (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2019	2018	Change %

Adjusted EBITDA	320.3	307.8	4%

Accrued capital expenditures	(172.7)	(156.6)	10%
Recognition of football broadcasting rights	41.3	—	—%
Accrued capital expenditures excluding recognition of football broadcasting rights and mobile spectrum licenses	(131.4)	(156.6)	(16%)

Operating Free Cash Flow	188.9	151.2	25%

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2.7    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
In Q1 2019, our operations yielded €165.5 million of net cash compared to the €191.3 million we generated during the prior year period. The net cash from our operating activities for Q1 2019 included the inorganic impact from the Nextel acquisition and the application of IFRS 16 as mentioned above. Our net operating cash flow decreased 13% year-on-year and included (i) €52.6 million higher cash taxes paid relative to last year, (ii) €48.6 million higher cash interest expenses and cash derivatives due to phasing compared to Q1 last year and (iii) the impact of the IFRS 16 application.
NET CASH USED IN INVESTING ACTIVITIES
We used €102.3 million of net cash in investing activities for Q1 2019 as compared to €100.6 million for Q1 2018, impacted by the anticipated slowdown in our vendor financing program and scheduled lease payments under IFRS 16. In Q3 2016 , we implemented our vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During Q1 2019, we acquired €68.1 million of assets through capital-related vendor financing arrangements (Q1 2018: €80.0 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.5 - Capital expenditures for detailed information about the underlying accrued capital expenditures.
NET CASH USED IN FINANCING ACTIVITIES
In Q1 2019, the net cash used in financing activities was €104.2 million compared to €93.7 million of net cash used in financing activities for Q1 2018. The net cash used in financing activities for Q1 2019 reflected a net €39.5 million decrease in our loans and borrowings due to the scheduled repayments of our short-term vendor financing commitments. In Q1 2019, we also spent €50.4 million on share repurchases as part of our €300.0 million Share Repurchase Program 2018bis. The remainder of the net cash used in financing activities primarily consisted of finance lease repayments and other financial payments.
ADJUSTED FREE CASH FLOW
In Q1 2019, we generated Adjusted Free Cash Flow of €19.8 million. This represented a 76% decrease versus the €83.0 million we generated in the same period of last year. Our Adjusted Free Cash Flow for Q1 2019 reflected (i) substantially higher cash taxes paid versus last year, (ii) higher cash interest expenses and cash derivatives versus the same period of last year due to phasing and (iii) a €36.1 million lower contribution from our vendor financing program as compared to Q1 2018. Our Adjusted Free Cash Flow performance in Q1 is generally softer relative to the rest of the year. As such, we remain confident on our ability to generate a robust Adjusted Free Cash Flow over the whole of 2019 as included in our FY 2019 outlook.
2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
In Q1 2019, we carried a total debt balance (including accrued interest) of €5,877.6 million, of which €1,968.2 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from July 2027 through March 2028 and €2,784.2 million principal amount is owed under our 2018 Amended Senior Credit Facility with maturities ranging from August 2026 through December 2027. Our total debt balance at March 31, 2019 also included a principal amount of €399.2 million related to our vendor financing program, substantially all of which is maturing within less than twelve months, and €23.8 million for the outstanding portion of the 2G and 3G mobile spectrum licenses. The remainder primarily represents capital lease obligations associated with the Interkabel Acquisition and the application of the IFRS 16 lease accounting standard as of January 1, 2019.
In Q1 2019, our debt maturity profile remained unchanged as compared to December 31, 2018. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to August 2026 with a weighted average maturity of 8.2 years at March 31, 2019. In addition, we also had full access to €445.0 million of undrawn commitments under our revolving credit facilities at March 31, 2019, with certain availabilities up to June 2023.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at March 31, 2019.
Exhibit 3: Debt maturity table as of March 31, 2019

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2019
	(€ in millions)
2018 Amended Senior Credit Facility
Term Loan AN	1,849.2	1,849.2	—	August 15, 2026	Floating | 6-month LIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Term Loan AO	935.0	935.0	—	December 15, 2027	Floating | 6-month EURIBOR (0% floor) + 2.50%	Semi-annual (Jan. and July)
Revolving Credit Facility (Facility AG)	400.0	—	400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly

Senior Secured Fixed Rate Notes
€530 million Senior Secured Notes due 2027 (Facility AB)	477.0	477.0	—	July 15, 2027	Fixed | 4.875%	Semi-annual (Jan. and July)
€600 million Senior Secured Notes due 2028 (Facility AK)	600.0	600.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	891.2	891.2	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2021	Floating | 1-month EURIBOR (0% floor) + 2.00%	Monthly
Overdraft Facility	25.0	—	25.0	December 31, 2019	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Total notional amount	5,197.4	4,752.4	445.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At March 31, 2019, we held €47.2 million of cash and cash equivalents compared to €88.2 million at December 31, 2018. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. Relative to December 31, 2018, our cash balance decreased mainly as a result of the annual cash tax payment in January, impacting our Adjusted Free Cash Flow performance in the quarter as mentioned above, and continued share repurchases under our €300.0 million Share Repurchase Program 2018bis. At March 31, 2019, we had repurchased nearly 5.7 million shares under this program for an aggregate amount of €249.0 million. Consequently, around 83% of this program was effectively executed by the end of Q1 2019. At April 24, 2019, the Extraordinary Shareholders' Meeting granted another five-year authorization to the Company to acquire its outstanding shares up to the maximum number as set forth in the applicable legislation. As such, we will be able to fully complete the aforementioned share buy-back program by the end of June 2019 as previously communicated. In addition to our available cash balance, we also had access to €445.0 million of available commitments under our 2018 Amended Senior Credit Facility and our other revolving credit facilities at March 31, 2019, subject to compliance with the covenants mentioned below.
NET LEVERAGE RATIO
At the occasion of the December 2018 Capital Markets Day, we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized EBITDA ("net total leverage"). In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. At March 31, 2019, our net total leverage ratio reached 4.4x versus 4.1x at December 31, 2018. The relative step-up in our net total leverage ratio reflects (i) our seasonally lower

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Adjusted Free Cash Flow in Q1 due to the annual cash tax payment and the semi-annual settlement of cash interests on certain debt instruments in January, (ii) a relatively softer Consolidated Annualized EBITDA, which is based on the last two quarters, (iii) continued share repurchases under our €300.0 million Share Repurchase Program 2018bis, which is expected to be completed end-June 2019 and (iv) a further increase in our vendor financing program, which we expect to unwind in the course of the year.
Our net covenant leverage, as calculated under the 2018 Amended Senior Credit Facility and which includes certain unrealized M&A-related cost synergies with regards to the June 2017 SFR Belux acquisition and excludes both lease-related liabilities and vendor financing-related short-term liabilities, remained broadly stable at 3.5x at March 31, 2019 (December 31, 2018: 3.4x). Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage.

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3    Outlook and other information

3.1    Outlook

As announced at the occasion of the December 2018 Capital Markets Day, we aim to deliver sustainable profitable growth over the 2018-2021 period, targeting a healthy Operating Free Cash Flow CAGR(a) of 6.5 to 8.0% over the next three years (excluding the recognition of football broadcasting rights and mobile spectrum licenses, and excluding the impact of IFRS 16 on our accrued capital expenditures).

On the back of our Q1 2019 results, we reaffirm our 2019 financial objectives as presented on February 14, 2019 and as summarized in the table below. As a reminder, both our top line and Adjusted EBITDA performance in 2019 will be impacted by (i) the loss of the MEDIALAAN MVNO contract with a more pronounced impact on our financial performance as of Q2 2019, (ii) continued regulatory headwinds, which we expect to abate as of next year, (iii) the full achievement of BASE-related synergies by end-2018 and (iv) higher commercial costs to reignite growth in 2020 and 2021. For the full year 2019, we continue to expect a revenue decrease of around 2.5% year-on-year on a rebased basis. Against the backdrop of a declining top line and the achievement of substantially all MVNO-related synergies as part of the BASE acquisition in 2018, we anticipate our Adjusted EBITDA(b) to contract between 1 and 2% year-on-year in 2019 on a rebased basis. Excluding the lower contribution from our MVNO business, both our anticipated revenue and Adjusted EBITDA performance in 2019 would have been broadly stable on a rebased basis.

As mentioned before, 2018 represented the peak in our investment cycle given the continued upgrade of both our fixed and mobile infrastructure. Given the substantially lower capital intensity in 2019, we target robust Operating Free Cash Flow(a) growth of 16-18%(c) year-on-year in 2019. For 2019, we anticipate Adjusted Free Cash Flow(d) between €380.0 and €400.0 million. Our 2019 Adjusted Free Cash Flow performance will be impacted by (i) a substantially lower contribution from our vendor financing platform as we aim to stabilize our platform relative to a €93.7 million net positive contribution in 2018, (ii) a negative working capital impact from the reduced capital intensity, (iii) higher cash taxes given our higher pre-tax profitability and (v) higher cash interest expenses relative to 2018 as a result of higher debt balances in connection with last year's extraordinary dividend and as 2018 was impacted by the phasing of our cash interest and derivative payments.

Exhibit 4: Outlook FY 2019

Outlook FY 2019	As presented on February 14, 2019[1]
Revenue decline (rebased)	Around 2.5% (FY 2018 rebased: €2,553.9 million)
Adjusted EBITDA decline(b) (rebased)	Between 1% - 2% (FY 2018 rebased: €1,368.2 million, including IFRS 16 impact)
Operating Free Cash Flow growth (rebased)(a)	Between 16-18%(c) (FY 2018 rebased: €712.4 million)
Adjusted Free Cash Flow(d)	€380.0 - 400.0 million(e)
1 Our rebased FY 2018 revenue, Adjusted EBITDA and Operating Free Cash Flow slightly changed as compared to February 14, 2019 due to a further analysis of the acquired Nextel business as of May 31, 2018 from €2,556.4 million, €1,368.4 million and €712.6 million, respectively.
(a) A reconciliation of our Operating Free Cash Flow CAGR over the 2018-2021 period to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted EBITDA guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(c) Excluding the recognition of football broadcasting rights and mobile spectrum licenses and excluding the impact from IFRS 16 on our accrued capital expenditures.
(d) A reconciliation of our Adjusted Free Cash Flow guidance for 2019 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(e) Assuming certain payments are made on our current 2G and 3G mobile spectrum licenses in Q4 2019 and the tax payment on our 2018 tax return will not occur until early 2020.

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3.2    Subsequent events

Sam Lloyd, Telenet's Chief Information Officer ("CIO") to leave the Company
Mid-April 2019, Telenet announced that Sam Lloyd, Telenet's CIO, will leave the Company at the end of July 2019 after three and a half years of service. She will take on the role of Chief Data and Information Officer at a FTSE100 company based in the UK. Telenet will not refill the position, but will integrate the current Information Technology and Technology & Innovation teams into one single team.

Re-appointment of JoVB BVBA (with permanent representative Jo Van Biesbroeck) as independent director
On April 24, 2019, the Annual General Shareholders' Meeting approved the re-appointment of JoVB BVBA (with permanent representative Jo Van Biesbroeck) as independent director of the Company for a term of four years, with immediate effect and until the closing of the Annual General Shareholders’ Meeting of 2023. Up to 2015, Mr. Van Biesbroeck was Chief Strategy Officer and Chief International Business Development of Anheuser-Busch InBev SA/NV. As of September 2015, he is manager and member of the board of RSC Anderlecht. More details about his professional career can be found on our investor relations website.

Re-appointment of Manuel Kohnstamm as director
On April 24, 2019, the Annual General Shareholders' Meeting approved the re-appointment of Manuel Kohnstamm as director of the Company for a term of four years, with immediate effect and until the closing of the Annual General Shareholders’ Meeting of 2023. Mr. Kohnstamm is Senior Vice President and Chief Corporate Affairs Officer for Liberty Global, responsible for regulatory strategy, government affairs and internal and external communications. More details about his professional career can be found on our investor relations website.

Appointment of Enrique Rodriguez as director
On April 24, 2019, the Annual General Shareholders' Meeting approved the appointment of Mr. Enrique Rodriguez as director of the Company for a term of four years, with immediate effect and until the closing of the Annual General Shareholders’ Meeting of 2023. Mr. Rodriguez is the Executive Vice President & Chief Technology Officer of Liberty Global, joining Liberty Global in July of 2018. More details about his professional career can be found on our investor relations website.

Partial cancellation of treasury shares
On April 24, 2019, the Extraordinary General Shareholders' Meeting approved the cancellation of 1,881,040 own shares acquired by the Company under the Share Repurchase Program 2018bis. The partial share cancellation is consistent with the Company's past disclosures to cancel all treasury shares acquired under the aforementioned program in excess of 3.7 million shares, whereby the remainder will be used by the Company to meet its obligations towards its employees under its stock option plans. Following the partial share cancellation, the total number of outstanding shares will decrease from 117,716,323 to 115,835,283, out of which the Company held 6,102,625 treasury shares at April 30, 2019. Given continued repurchases under the aforementioned share buy-back program, the Company will seek to further cancel a proportion of its own shares at the next Extraordinary General Shareholders' Meeting, benefiting all shareholders and fully conform the aforementioned framework of canceling all treasury shares acquired under the Share Repurchase Program 2018bis in excess of 3.7 million shares.

Renewal of share buy-back authorization
On April 24, 2019, the Extraordinary General Shareholders' Meeting granted another five-year authorization to the Company to acquire its outstanding shares up to the maximum number as set forth in the applicable legislation. As a result, the Company will be able to fully complete the €300.0 million Share Repurchase Program 2018bis by the end of June 2019, as previously communicated. In addition, the Company will be able to repurchase shares in the future, pending board approval, which is a key component of its shareholder remuneration policy announced at the December 2018 Capital Markets Day.

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4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended March 31,	2019	2018	Change %

Total Services - Combined Network

Homes passed (13)	3,357,100	3,326,300	1%

Video
Basic video (6)	191,400	233,100	(18)%
Enhanced video (7)	1,725,400	1,779,000	(3)%
Total video	1,916,800	2,012,100	(5)%

Internet
Residential broadband internet	1,472,200	1,508,500	(2)%
Business broadband internet	185,900	167,700	11%
Total broadband internet (8)	1,658,100	1,676,200	(1)%

Fixed-line telephony
Residential fixed-line telephony	1,127,700	1,189,400	(5)%
Business fixed-line telephony	115,500	108,800	6%
Total fixed-line telephony (9)	1,243,200	1,298,200	(4)%

Total RGUs (14)	4,818,100	4,986,500	(3)%

Churn (15)

Video	12.8%	9.8%
Broadband internet	12.6%	9.7%
Fixed-line telephony	14.8%	12.2%

Customer relationship information

Triple-play customers	1,135,300	1,182,700	(4)%
Total customer relationships (11)	2,099,800	2,174,900	(3)%
Services per customer relationship (11)	2.29	2.29	—%
ARPU per customer relationship (in € / month) (11) (12)	57.3	54.9	4%

As of and for the three months ended March 31,	2019	2018	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,228,100	2,139,900	4%
Prepaid subscribers	476,700	509,500	(6)%
Total mobile subscribers (10)	2,704,800	2,649,400	2%

Representation of mobile postpaid telephony subscribers: We have represented the March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 mobile postpaid subscriber base following the removal of inactive "pay as you go subscribers". These subscribers do not pay a monthly subscription fee and are only being billed on their effective usage. As a result of the inactive status of certain SIM cards, we reduced both our mobile postpaid subscriber base and total mobile subscribers by 49,400, 58,800, 52,700 and 47,100 respectively for the periods mentioned above. This adjustment did not impact our mobile telephony revenue.
Representation of mobile telephony small and medium-sized ("SME") customers: As of April 1, 2018, mobile telephony SME subscribers are considered to be business customers and are no longer included in our mobile telephony subscriber count. For comparable reasons, we have restated our March 31, 2018 mobile telephony subscriber base by removing 127,300 mobile telephony SME subscribers.
Representation of cable RGUs: We have represented the March 31, 2018 and the June 30, 2018 RGUs for our video, enhanced video, broadband internet and fixed-line telephony services to correctly reflect the migrations of former SFR Belux subscribers to our Telenet-branded products and services. For comparable reasons, we have restated our Q1 2018 and Q2 2018 subscriber count.

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5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2019		2018	Change %
Profit for the period
Revenue

Revenue	626.4		618.4	1%

Expenses

Cost of services provided	(344.4)		(383.3)	(10%)

Gross profit	282.0		235.1	20%

Selling, general & administrative expenses	(130.1)		(124.7)	4%

Operating profit	151.9		110.4	38%

Finance income	4.0		42.7	(91%)
Net interest income and foreign exchange gain	0.2		42.7	(100%)
Net gain on derivative financial instruments	3.8		—	100%
Finance expenses	(119.0)		(114.2)	4%
Net interest expense, foreign exchange loss and other finance expenses	(119.0)		(54.0)	120%
Net loss on derivative financial instruments	—		(58.2)	(100%)
Loss on extinguishment of debt	—		(2.0)	(100%)
Net finance expense	(115.0)		(71.5)	61%
Share of the result of equity accounted investees	(1.0)		(0.7)	43%

Profit before income tax	35.9		38.2	(6%)

Income tax expense	(21.2)		(8.5)	149%

Profit for the period	14.7		29.7	(51%)

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—		—	—%
Deferred tax	—		—	—%
Other comprehensive income for the period, net of income tax	—		—	—%

Total comprehensive income for the period	14.7		29.7	(51%)

Profit attributable to:	14.7	0.000001	29.7	(51%)
Owners of the Company	14.6		29.9	(51%)
Non-controlling interests	0.1		(0.2)	(150%)

Total comprehensive income for the period, attributable to:	14.7		29.7	(51%)
Owners of the Company	14.6		29.9	(51%)
Non-controlling interests	0.1		(0.2)	(150%)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2019	20

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2019	2018	Change %
Weighted average shares outstanding	110,419,863	115,342,080
Basic earnings per share	0.13	0.26	(50%)
Diluted earnings per share	0.13	0.26	(50%)

Revenue by Nature

Subscription revenue:
Video	144.9	145.7	(1%)
Broadband internet	161.2	153.9	5%
Fixed-line telephony	55.6	59.3	(6%)
Cable subscription revenue	361.7	358.9	1%
Mobile telephony	107.2	110.2	(3%)
Total subscription revenue	468.9	469.1	—%
Business services	52.5	39.9	32%
Other	105.0	109.4	(4%)
Total Revenue	626.4	618.4	1%

Expenses by Nature

Network operating expenses	(54.3)	(53.5)	1%
Direct costs (programming, copyrights, interconnect and other)	(126.6)	(126.9)	—%
Staff-related expenses	(64.5)	(65.1)	(1%)
Sales and marketing expenses	(23.5)	(22.1)	6%
Outsourced labor and Professional services	(9.0)	(7.5)	20%
Other indirect expenses	(28.2)	(35.5)	(21%)
Restructuring charges	(0.4)	(5.1)	(92%)
Operating charges related to acquisitions or divestitures	(0.4)	(1.0)	(60%)
Share-based payments granted to directors and employees	(2.5)	(3.2)	(22%)
Depreciation	(104.3)	(122.1)	(15%)
Amortization	(41.0)	(46.4)	(12%)
Amortization of broadcasting rights	(20.0)	(20.1)	—%
Impairment of long-lived assets - Intangible assets and goodwill	—	(0.2)	(100%)
Gain on disposal of subsidiaries	0.4	0.7	(43%)
Impairment of long-lived assets - Property and equipment	(0.2)	—	100%

Total Expenses	(474.5)	(508.0)	(7%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2019	21

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2019	2018	Change %

Cash flows from operating activities
Profit for the period	14.7	29.7	(51%)
Depreciation, amortization, impairment and restructuring charges	166.0	193.2	(14%)
Working capital changes and other non cash items	96.4	33.7	186%
Income tax expense	21.2	8.5	149%
Net interest expense, foreign exchange loss and other finance expenses	117.6	11.3	941%
Net loss (gain) on derivative financial instruments	(3.8)	58.2	N.M.
Loss (gain) on disposal of assets related to a joint venture	(0.1)	—	100%
Cash interest expenses and cash derivatives	(90.1)	(41.5)	117%
Income taxes paid	(156.4)	(103.8)	51%

Net cash from operating activities	165.5	191.3	(13%)

Cash flows from investing activities
Purchases of property and equipment	(73.1)	(62.9)	16%
Purchases of intangibles	(29.5)	(38.4)	(23%)
Acquisitions of and loans to equity accounted investees	(0.2)	—	100%
Proceeds from sale of property and equipment	0.5	0.7	(29%)

Net cash used in investing activities	(102.3)	(100.6)	2%

Cash flows from financing activities
Repayments of loans and borrowings	(193.8)	(89.2)	117%
Proceeds from loans and borrowings	154.3	33.5	361%
Repurchase of own shares	(50.4)	(26.0)	94%
Sale of own shares	6.2	0.3	1,967%
Payments for debt issuance costs	—	(2.2)	(100%)
Other financing activities (incl. finance leases)	(20.5)	(10.1)	103%

Net cash used in financing activities	(104.2)	(93.7)	11%

Net decrease in cash and cash equivalents
Cash at beginning of period	88.2	39.1	126%
Cash at end of period	47.2	36.1	31%

Net cash used	(41.0)	(3.0)	1,267%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2019	22

(€ in millions)	For the three months ended
	March 31,
	2019	2018	Change %

Adjusted Free Cash Flow
Net cash from operating activities	165.5	191.3	(13%)
Cash payments for direct acquisition and divestiture costs	0.2	0.7	(71%)
Expenses financed by an intermediary	59.3	33.5	77%
Purchases of property and equipment	(73.1)	(62.9)	16%
Purchases of intangibles	(29.5)	(38.4)	(23%)
Principal payments on amounts financed by vendors and intermediaries	(83.5)	(35.5)	135%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(13.3)	(1.0)	1,230%
Principal payments on post acquisition additions to network leases	(5.8)	(4.7)	23%

Adjusted Free Cash Flow	19.8	83.0	(76%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2019	23

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	March 31,	December 31,	Change
	2019	2018

ASSETS
Non-current Assets:
Property and equipment	2,394.7	2,237.5	157.2
Goodwill	1,829.7	1,830.2	(0.5)
Other intangible assets	747.7	729.9	17.8
Deferred tax assets	258.6	247.1	11.5
Investments in and loans to equity accounted investees	66.5	67.3	(0.8)
Other investments	5.2	5.0	0.2
Derivative financial instruments	13.1	6.0	7.1
Trade receivables	0.7	0.9	(0.2)
Other assets	13.5	13.5	—
Total non-current assets	5,329.7	5,137.4	192.3

Current Assets:
Inventories	31.5	28.0	3.5
Trade receivables	198.3	201.9	(3.6)
Other current assets	146.2	138.2	8.0
Cash and cash equivalents	47.2	88.2	(41.0)
Derivative financial instruments	66.3	62.8	3.5
Total current assets	489.5	519.1	(29.6)

TOTAL ASSETS	5,819.2	5,656.5	162.7

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	759.0	799.9	(40.9)
Retained loss	(2,431.6)	(2,444.6)	13.0
Remeasurements	(16.5)	(16.5)	—
Total equity attributable to owners of the Company	(1,676.3)	(1,648.4)	(27.9)
Non-controlling interests	23.0	22.9	0.1
Total equity	(1,653.3)	(1,625.5)	(27.8)

Non-current Liabilities:
Loans and borrowings	5,329.4	5,161.0	168.4
Derivative financial instruments	231.7	211.3	20.4
Deferred revenue	2.7	1.6	1.1
Deferred tax liabilities	155.0	156.2	(1.2)
Other liabilities	90.0	75.7	14.3
Total non-current liabilities	5,808.8	5,605.8	203.0

Current Liabilities:
Loans and borrowings	548.2	504.1	44.1
Trade payables	191.7	184.7	7.0
Accrued expenses and other current liabilities	604.9	542.1	62.8
Deferred revenue	111.5	97.5	14.0
Derivative financial instruments	47.3	64.3	(17.0)
Current tax liability	160.1	283.5	(123.4)
Total current liabilities	1,663.7	1,676.2	(12.5)

Total liabilities	7,472.5	7,282.0	190.5

TOTAL EQUITY AND LIABILITIES	5,819.2	5,656.5	162.7

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2019	24

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three months ended March 31, 2019, we have adjusted our historical revenue and Adjusted EBITDA to include the pre-acquisition revenue and Adjusted EBITDA of Nextel (fully consolidated since May 31, 2018) and the impact of IFRS 16 (applied as of January 1, 2019) in our rebased amounts for the three months ended March 31, 2018 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the three months ended March 31, 2019. We have reflected the revenue and Adjusted EBITDA of Nextel in our 2018 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, post measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 11.

(3)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(4)
Operating Free Cash Flow (“OFCF”) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses.

(5)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2019	25

are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17)
Net total leverage is defined as the sum of all of the Company's short-term and long-term liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized EBITDA.

(18)
Net covenant leverage is calculated as per the 2017 Amended Senior Credit Facility definition, using Net Total Debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities and (v) any vendor financing-related liabilities, divided by last two quarters’ Consolidated Annualized EBITDA including certain unrealized cost synergies related to the BASE and SFR Belux acquisitions.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on May 2, 2019 at 2:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 699
	Dennis Dendas	dennis.dendas@telenetgroup.be	Phone: +32 15 332 142
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 10 countries across Europe to make the most of the digital revolution – owns a direct stake of 57.3% in Telenet Group Holding SA/NV (excluding any treasury shares held by the latter from time to time).

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2019	26

relations pages of this website. The Company’s Consolidated Annual Report 2018 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the three months ended March 31, 2019 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisitions of BASE, Coditel Brabant SPRL, Coditel S.à r.l. and Nextel on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2018 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on May 2, 2019 at 7:00am CET